FOR RELEASE NOVEMBER 19, 2008

ITC Midwest Reaffirms Commitment to Invest, Improve Performance of Transmission Grid
Company Responds to Interstate Power and Light Company’s Complaint

Cedar Rapids, Iowa – November 19, 2008 – ITC Midwest LLC (ITC Midwest), a wholly owned subsidiary of ITC Holdings Corp. (NYSE: ITC), today reaffirmed its commitment to continuing its efforts to make the necessary investments and improvements to safely and reliably operate the transmission system, consistent with the commitments that were made to regulators a year ago in seeking approval of the sale of the assets from IPL to ITC Midwest, and with our responsibility and duty as a public utility. The company reaffirmed its commitment following the complaint filed by Interstate Power and Light Company (IPL) with the Federal Energy Regulatory Commission (FERC). The complaint, filed under Section 206 of the Federal Power Act, primarily alleges that ITC Midwest’s 2009 forecasted Attachment O rate contains high projected operations and maintenance and administrative and general expenses.

“We are committed today as we always have been – to operating the ITC Midwest system responsibly and prudently and to address the historic lack of investment, known reliability and congestion issues, meet new mandatory reliability standards, and to facilitate the interconnection of renewables,” said Joseph L. Welch, chairman, president and CEO of ITC Holdings Corp. “To that end, we find IPL’s decision to file a 206 Complaint with FERC regarding ITC Midwest’s 2009 forecasted rate disappointing. When we sought regulatory approval of our transaction, our commitments were clear and direct — to invest, rebuild, and improve the performance of the transmission system through best-in-class operating and maintenance practices. We have an obligation to customers to operate this system in a manner that meets those standards and we are committed to doing that.”

ITC Midwest purchased the electric transmission assets from IPL in December 2007. At that time, both companies indicated the acquisition would benefit customers through improved reliability and system performance, Welch said.

Jon E. Jipping, executive vice president and chief operating officer said that the company believes historic spending on the ITC Midwest system was inadequate to address the condition of the system, and to provide an acceptable level of reliable customer service. ITC Midwest’s commitment to restore the system to industry standard performance requires capital investments and expenditures on operations and maintenance, as well as administrative and general expenditures that support those efforts. Therefore, the proposed annual expenditure of $19 million for maintenance activities included in its 2009 forecasted rate is necessary to address many of the fundamental performance issues with the under-invested transmission system. In comparison, continuation of IPL’s previous annual spend of approximately $6 million simply is not sufficient for us to address the known problems on the system and deliver reliable transmission service, Jipping said.

“While we are disappointed in the action taken by IPL, ITC Midwest and IPL will continue to work very closely to address the energy needs of our customers. We are working together on many levels and are committed to keeping the lines of communications open and ensuring that the activities of ITC Midwest are transparent. We believe that the review prompted by the 206 Complaint will show that our investments are appropriate and needed to meet FERC’s vision of a robust transmission system to address the needs of the system both today and tomorrow.”

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About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC) and ITC Midwest, ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Safe Harbor Statement and Legal Disclaimer
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this press release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise. (itc-ITC)

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Investor/Analyst Contact:	Media contacts:
ITC Holdings Pat Wenzel 248-946-3570 pwenzel@itc-holdings.com	ITC Midwest Tom Petersen Lisa Aragon 319-899-9513 248-835-9300 tpetersen@itctransco.com	ITC Holdings laragon@itctransco.com